Exhibit 21.1

Significant Subsidiaries of Dynegy Inc
As of December 31, 2013

SUBSIDIARY		STATE OR COUNTRY OF INCORPORATION OR ORGANIZATION
1.	Dynegy Gas Investments, LLC	Delaware
2.	Illinova Corporation	Illinois